Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated November 12, 2004 (except for Note 14 as to which the date is May 5, 2005) in the Registration Statement (Form S-4 No. 333-00000) and related Prospectus of Seneca Gaming Corporation dated September 20, 2005.

/s/ Ernst & Young LLP
Buffalo, New York
September 16, 2005